Exhibit 99.1

FOR RELEASE: Tuesday, October 27, 2026 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2026

Shreveport, Louisiana – October 27, 2026 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the Three months ended September 30, 2026 of $1.911 million compared to net income of $1.599 million reported for the three months ended September 30, 2025. The Company’s basic and diluted earnings per share were $0.64 and $0.62, respectively, for the three months ended September 30, 2026 compared to $0.53 and $0.52, respectively, for the three months ended September 30, 2025.

The increase in net income for the three months ended September 30, 2026, as compared to the same period in 2025, resulted from an increase of $643,000, or 12.2%, in net interest income and an increase of $203,000, or 31.2%, in non-interest income, partially offset by an increase of $232,000, or 539.5%, in the provision for credit losses, an increase of $230,000, or 6.0%, in non-interest expense, and an increase of $72,000, or 17.2%, in the provision for income taxes. The increase in net interest income for the three months ended September 30, 2026, as compared to the same period in 2025, resulted from an increase of $687,000, or 8.6%, in total interest income, partially offset by an increase of $44,000, or 1.6%, in total interest expense. The Company’s average interest rate spread was 3.17% for the three months ended September 30, 2026, compared to 2.99% for the three months ended September 30, 2025. The Company’s net interest margin was 3.83% for the three months ended September 30, 2026, compared to 3.63% for the three months ended September 30, 2025.

The following table sets forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended September 30,
	2026		2025
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$478,475	6.42%	$463,931	6.22%
Investment securities	100,539	2.59	96,390	2.28
Interest-earning deposits	31,789	3.73	15,105	4.83
Total interest-earning assets	$610,803	5.65%	$575,426	5.52%

Interest-bearing liabilities:
Savings accounts	$89,940	1.43%	$94,102	1.69%
NOW accounts	63,072	1.08	65,801	1.13
Money market accounts	64,103	1.99	73,599	2.07
Certificate accounts	225,093	3.37	194,016	3.48
Total interest-bearing deposits	442,208	2.45	427,518	2.48
Other borrowings	3,556	6.92	4,000	7.54
FHLB advances	152	5.22	-	-
Total interest-bearing liabilities	$445,916	2.48%	$431,518	2.53%

The $203,000 increase in non-interest income for the three months ended September 30, 2026, compared to the same period in 2025, resulted from an increase of $204,000 in gain on sale of real estate, an increase of $46,000 in gain on sale of fixed assets, an increase of $12,000 in service charges on deposit accounts, and an increase of $1,000 in other non-interest income, partially offset by an increase of $52,000 in loss on sale of securities and a decrease of $8,000 in gain on sale of loans. The increase in gain on sale of real estate resulted from the bulk sale of 44 rental properties during the three months ended September 30, 2026.

The $230,000 increase in non-interest expense for the three months ended September 30, 2026, compared to the same period in 2025, resulted from increases of $138,000 in compensation and benefits, $100,000 in other real estate owned write-down expense, $76,000 in professional fees, $65,000 in audit and examination fees, $45,000 in advertising, and $11,000 in deposit insurance premium, partially offset by decreases of $100,000 in data processing, $46,000 in occupancy and equipment, $29,000 in franchise and bank shares tax, $17,000 in amortization of core deposit intangible, $9,000 in other expenses, and $4,000 in loan and collection. The $100,000 increase in other real estate owned write-down expense was related to the value of one large commercial property which was adjusted to reflect current market sentiment.

Total assets increased $12.234 million, or 1.9%, from $643.330 million at June 30, 2026 to $655.564 million at September 30, 2026. The increase in assets resulted from increases in net loans receivable of $8.841 million, or 1.9%, from $475.491 million at June 30, 2026 to $484.332 million at September 30, 2026, cash and cash equivalents of $3.256 million, or 9.5%, from $34.304 million at June 30, 2026 to $37.560 million at September 30, 2026, investment securities of $656,000, or 0.7%, from $100.017 million at June 30, 2026 to $100.673 million at September 30, 2026, deferred tax asset of $432,000, or 40.8%, from $1.058 million at June 30, 2026 to $1.490 million at September 30, 2026, bank owned life insurance of $28,000, or 0.4%, from $7.040 million at June 30, 2026 to $7.068 million at September 30, 2026, and accrued interest receivable of $14,000, or 0.7%, from $1.895 million at June 30, 2026 to $1.909 million at September 30, 2026, partially offset by decreases in loans-held-for-sale of $572,000, or 34.6%, from $1.654 million at June 30, 2026 to $1.082 million at September 30, 2026, premises and equipment of $153,000, or 0.9%, from $16.173 million at June 30, 2026 to $16.020 million at September 30, 2026, other assets of $118,000, or 8.3%, from $1.420 million at June 30, 2026 to $1.302 million at September 30, 2026, real estate owned of $100,000, or 16.3%, from $613,000 at June 30, 2026 to $513,000 at September 30, 2026, and core deposit intangible of $50,000, or 7.4%, from $675,000 at June 30, 2026 to $625,000 at September 30, 2026. The increase in deferred tax asset was primarily due to the tax effect of increased unrealized losses on available-for-sale securities, which were attributable to changes in interest rates.

Total liabilities increased $12.236 million, or 2.1%, from $584.573 million at June 30, 2026 to $596.809 million at September 30, 2026. The increase in liabilities resulted from increases in advances from the Federal Home Loan Bank of Dallas of $14.000 million, from none at June 30, 2026 to $14.000 million at September 30, 2026, other accrued expenses and liabilities of $453,000, or 14.1%, from $3.214 million at June 30, 2026 to $3.667 million at September 30, 2026, and advances from borrowers for taxes and insurance of $152,000, or 29.7%, from $511,000 at June 30, 2026 to $663,000 at September 30, 2026, partially offset by a decrease in total deposits of $2.369 million, or 0.4%, from $577.292 million at June 30, 2026 to $574.923 million at September 30, 2026. The decrease in deposits resulted from decreases in money market deposits of $6.848 million, or 10.4%, from $65.978 million at June 30, 2026 to $59.130 million at September 30, 2026, savings deposits of $1.939 million, or 2.1%, from $91.205 million at June 30, 2026 to $89.266 million at September 30, 2026, and NOW accounts of $1.880 million, or 3.1%, from $59.937 million at June 30, 2026 to $58.057 million at September 30, 2026, partially offset by increases in certificates of deposit of $5.706 million, or 2.6%, from $222.113 million at June 30, 2026 to $227.819 million at September 30, 2026, and non-interest deposits of $2.592 million, or 1.9%, from $138.059 million at June 30, 2026 to $140.651 million at September 30, 2026.

At September 30, 2026, the Company had $1.556 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $3.649 million of non-performing assets at June 30, 2026, consisting of seven one-to-four family residential loans, two home equity loans, one commercial non-real estate loan, one commercial real estate loan, one commercial real estate property in other real estate owned, and two residential lots in other real estate owned at September 30, 2026, compared to sixteen one-to-four family residential loans, two home equity loans, one commercial non-real estate loan, one commercial real estate loan, one commercial real estate property in other real estate owned, and two residential lots in other real estate owned at June 30, 2026.  At September 30, 2026 the Company had nine one-to-four family residential loans, two home equity loans, one commercial non-real estate loan, one commercial real estate loan, and one consumer loan classified as substandard, compared to sixteen one-to-four family residential loans, two home equity loans, one commercial real estate loan, one commercial non-real estate loan, and one consumer loan classified as substandard at June 30, 2026.  There were no loans classified as doubtful at September 30, 2026 or June 30, 2026.

Stockholders’ equity decreased $2,000, from $58.757 million at June 30, 2026 to $58.755 million at September 30, 2026. The decrease in stockholders’ equity resulted from an increase in the Company’s accumulated other comprehensive loss of $1.271 million, dividends paid totaling $457,000, and stock repurchases of $346,000, partially offset by net income for the quarter ended September 30, 2026 of $1.911 million, the vesting of restricted stock awards, stock options, and the release of employee stock ownership plan shares totaling $125,000, and proceeds from the issuance of common stock from the exercise of stock options of $36,000.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its ten full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend”, or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”.  We undertake no obligation to update any forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loans, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands except per share data)

	September 30, 2026	June 30, 2026
	(Unaudited)
Assets
Cash and cash equivalents (includes interest-bearing deposits with other banks of $30,954 and $28,135 at September 30, 2026 and June 30, 2026, respectively)	$37,560	$34,304
Securities available-for-sale (amortized cost September 30, 2026: $49,465; June 30, 2026: $45,980, respectively)	45,499	43,624
Securities held-to-maturity (fair value September 30, 2026: $43,666; June 30, 2026: $46,658, respectively)	54,063	55,439
Other securities	1,111	954
Loans held-for-sale	1,082	1,654
Loans receivable, net of allowance for credit losses (September 30, 2026: $4,902; June 30, 2026: $4,926, respectively)	484,332	475,491
Accrued interest receivable	1,909	1,895
Premises and equipment, net	16,020	16,173
Bank owned life insurance	7,068	7,040
Goodwill	2,990	2,990
Core deposit intangible	625	675
Deferred tax asset	1,490	1,058
Real estate owned	513	613
Other assets	1,302	1,420
Total assets	$655,564	$643,330

Liabilities
Deposits:
Non-interest bearing	$140,651	$138,059
Interest bearing	434,272	439,233
Total deposits	574,923	577,292
Advances from borrowers for taxes and insurance	663	511
Advances from the Federal Home Loan Bank of Dallas	14,000	-
Other borrowings	3,556	3,556
Other accrued expenses and liabilities	3,667	3,214
Total liabilities	596,809	584,573

Stockholders' equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized: none issued and outstanding	-	-
Common stock - $0.01 par value; 40,000,000 shares authorized: 3,030,594 and 3,042,451 shares issued and outstanding at September 30, 2026 and June 30, 2026, respectively	30	30
Additional paid-in capital	44,579	44,429
Unearned ESOP stock	(248)	(263)
Retained earnings	17,527	16,423
Accumulated other comprehensive loss	(3,133)	(1,862)
Total stockholders' equity	58,755	58,757

Total liabilities and stockholders' equity	$655,564	$643,330

HOME FEDERAL BANCORP, INC. OF LOUISIANA

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands except per share data)

(Unaudited)

	Three Months Ended September 30,
	2026	2025
Interest income
Loans, including fees	$7,741	$7,271
Investment securities	24	13
Mortgage-backed securities	633	542
Other interest-earning assets	299	184
Total interest income	8,697	8,010

Interest expense
Deposits	2,729	2,673
Federal Home Loan Bank borrowings	2	-
Other bank borrowings	62	76
Total interest expense	2,793	2,749

Net interest income	5,904	5,261
Provision for (recovery of) credit losses	275	43
Net interest income after provision for credit losses	5,629	5,218

Non-interest income
Gain on sale of real estate	204	-
Gain on sale of fixed assets	46	-
Gain on sale of loans	138	146
Loss on sale of securities	(52)	-
Income on bank owned life insurance	28	28
Service charges on deposit accounts	435	423
Other income	54	53
Total non-interest income	853	650

Non-interest expense
Compensation and benefits	2,288	2,150
Occupancy and equipment	522	568
Data processing	236	336
Audit and examination fees	134	69
Franchise and bank shares tax	106	135
Advertising	74	29
Professional fees	161	85
Loan and collection	38	42
Amortization of core deposit intangible	50	67
Deposit insurance premium	104	93
Other real estate owned write-down expense	100	-
Other expenses	268	277
Total non-interest expense	4,081	3,851

Income before income taxes	2,401	2,017
Provision for income tax expense	490	418
Net income	$1,911	$1,599

Earnings Per Share
Basic	$0.64	$0.53
Diluted	$0.62	$0.52

	For the Three Months Ended
	September 30,
	2026	2025
Selected Operating Ratios: (1)
Average interest rate spread	3.17%	2.99%
Net interest margin	3.83%	3.63%
Return on average assets	1.17%	1.03%
Return on average equity	12.71%	11.38%

Asset Quality Ratios: (2)
Non-performing assets as a percent of total assets	0.24%	0.36%
Allowance for credit losses as a percentage of non-performing loans	470.04%	304.11%
Allowance for credit losses as a percentage of total loans receivable	1.00%	0.94%

Per Share Data:
Shares outstanding at period end	3,030,594	3,066,369
Weighted average shares outstanding:
Basic	2,983,929	3,008,371
Diluted	3,068,337	3,048,626
Book value per share	$19.39	$18.46

(1)	Ratios for the three-month period are annualized.
(2)	Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow Chairman of the Board, President, and Chief Executive Officer (318) 222-1145